EXHIBIT 99.B

News
For Immediate Release

El Paso Corporation Announces Pricing of Public Offering of $375 Million of 6.875% Senior Notes Due 2014 and $900 Million of 7.000% Senior Notes Due 2017

HOUSTON, TEXAS, June 14, 2007—El Paso Corporation (NYSE: EP) (El Paso or the Company), announced today that it has priced its public offering of $375 million of senior notes due June 15, 2014, with a coupon of 6.875 percent and $900 million of senior notes due June 15, 2017, with a coupon of 7.000 percent.  El Paso expects closing to occur on June 18, 2007.  The notes are being offered under El Paso's shelf registration statement.

Net proceeds from the offering will be approximately $1.256 billion.  El Paso plans to use the net proceeds of the notes to fund the purchase by El Paso's subsidiary, El Paso Exploration & Production Company (EPEP), of any and all of EPEP's $1.2 billion outstanding principal amount of its 7¾ percent Senior Notes due 2013 tendered in the previously announced tender offer for those notes.

Upon issuance, the notes will be senior unsecured obligations of El Paso and will rank equally in right of payment with other existing and future unsecured senior indebtedness of El Paso.  The notes will not be guaranteed by any of El Paso's subsidiaries or unconsolidated affiliates.

The offering is being made only by means of a prospectus and related prospectus supplement, a copy of which may be obtained from Deutsche Bank Securities Inc. at 60 Wall Street, New York, New York 10005, (800) 503-4611.

This press release does not constitute an offer to sell or a solicitation of any offer to buy such securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner.  El Paso Corporation owns North America's largest natural gas pipeline system and one of North America's largest independent natural gas producers.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements are based on assumptions that El Paso believes to be reasonable. However, actual results almost always vary from assumed facts and the differences can be material, depending upon the circumstances.  As a result, you should not place undue reliance on such forward-looking statements.  The words “believe,” “expect,” “estimate,” “anticipate” and similar expressions will generally identify forward-looking statements.  All of El Paso's forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.  In addition, El Paso disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

With this in mind, you should consider the risks discussed under the caption “Risk Factors” in the offering memorandum, El Paso’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the other documents El Paso files with the SEC from time to time, which could cause actual results to differ materially from those expressed in any forward-looking statement made by El Paso or on El Paso’s behalf.

Contact
Investor and Public Relations
Bruce Connery, Vice President
Office:        (713) 420-5855
Fax:           (713) 420-4417

Media Relations
Bill Baerg, Manager
Office:         (713) 420-2906
Fax:           (713) 420-4417